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                       [PRINCETON MANAGEMENT LETTERHEAD]


August 16, 1996

Mr. Lorin Zissman
Chairman & CEO
Total Research Corporation
5 Independence Way
Princeton, NJ 08543

Dear Lorin:

This letter is an amendment to our Agreement of April 15, 1996 to provide for the delivery of additional services to Total Research Corporation (herein called "TRC") by Princeton Management Company (herein called "PMC").

This amendment recognizes that PMC has successfully completed the tasks identified in the Scope of Services section of the April 15, 1996 Agreement. Accordingly all compensation identified in the Compensation section of the April 15, 1996 Agreement is due PMC.

TRC would like to amend the April 15, 1996 Agreement as follows:

Section 2. Scope of Services:

TRC agrees to retain PMC to perform the additional tasks identified below:

Task D. To facilitate and coordinate all activities of the Management Council, including: organization of weekly agendas, running of Council meetings, establishing Council priorities, etc. Assist Council members in addressing financial issues within their businesses.

Task E. To assist the CFO in the management and restructuring of TRCs financial office and operations. Key tasks will include: organization of reporting activities to division presidents and the Management Council, completion of manual accounting system and start of transition to workable on-line system for 1998, redefining of relationship and responsibilities between CFO and division presidents, validation of all information provided by the financial office, liaison to Summit Bank, etc.

Task F. Exclusively lead search for new equity or debt financing as warranted by the business conditions of TRC. Lead activities that may include sale of TRC assets as warranted by business conditions of TRC.


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TRC Amendment Letter
August 16, 1996


Task G. Assist CEO in organization of a corporate development program for 1998 and an investor relations program for the second half of 1997. Begin focusing Council on longer term strategic issues that will impact TRC.

Section 3. Duration and Terms of Agreement:

The April 15, 1996 Agreement will be extended to TRCs fiscal year-end 1997.

Section 4. Compensation:

A. The $10,000 per month retainer payable on the fifteenth of each month will be continued for the amended term of the Agreement, TRCs fiscal year-end 1997.

B. Upon execution of this amendment to the April 15, 1996 Agreement, PMC will be granted an additional 75,000 options to purchase TRC common stock at the publicly traded price on September 12, 1996. On March 31, 1997 an additional 37,500 common stock options if the terms of September/October 1996 Summit Bank loan extension are satisfied. As soon as June 30, 1997 corporate operating plan results are finalized, an additional 37,500 common stock options if the corporate operating plan profitability results identified in the management contracts for the Division Presidents are achieved. The March 31, 1997 and June 30, 1997 common stock options will be granted at the publicly traded price of TRC common stock on September 12, 1996.

In the event TRCs option plan ever becomes classified as a registered option plan then, at PMCs discretion the above mentioned common stock options may be exchanged for the registered common stock of TRC according to the exact same formula above. In the event TRC is acquired or merged into another company all 150,000 common stock options above will be due PMC and all PMC common stock options granted under the April 15, 1996 Agreement and this Amendment will be converted to common equity shares of TRC at a cost basis of $.01 (one cent) per share. PMC agrees to give TRC "first right of refusal" to purchase its TRC common shares of stock or options to purchase common shares of stock, at a price not less than the market price, if and when such stock ever becomes available for sale.


                       [PRINCETON MANAGEMENT LETTERHEAD]

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TRC Amendment Letter (signature page)
August 16, 1996

C. PMC will be paid a success fee of 5% of all equity raised and 2.5% of all debt raised for TRC on sources of equity and debt produced by PMC. If the source of equity or debt is provided by another internal TRC party, and PMC is asked to participate in the negotiation of the transaction PMC will be paid 2.5% of the equity and 1.25% of the debt raised for TRC. In the event PMC is asked to sell all or a portion of TRCs assets, with identification of the buyer by PMC, then PMC will be paid a Lehman formula success fee of 5% of the first million, 4% of the second million, 3% of the third million, 2% of the second million and 1% on the remainder of assets sold. If TRC identifies the buyer and PMC is asked to participate in the negotiation of the transaction, then a mutually agreeable success fee will be agreed to between the parties.

D. If TRC achieves the corporate operating plan profitability goals identified in the Division Presidents 1997 management contracts then, PMC will be entitled to a cash bonus of $25,000.

Sections 1, 5, 6 and 7 of the April 15, 1996 Agreement will remain in force and unchanged.

Very truly yours,

/s/ ALBERT ANGRISANI
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Albert Angrisani
President

Agree to and accepted on September 12, 1996,

/s/ LORIN ZISSMAN
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Lorin Zissman
Chairman and Chief Executive Officer
Total Research Corporation

Witnessed,

/s/ PATTI HOFFMAN
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Patti Hoffman
Compensation Committee of The Board of Directors
Total Research Corporation

                       [PRINCETON MANAGEMENT LETTERHEAD]